SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                            FORM 8-K


       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                      EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): January 3, 1997

                        _______________

                           USMX, INC.
     (Exact name of registrant as specified in its charter)
                         ______________


     Delaware                    0-9370        84-1076625
(State or other jurisdiction   (Commission   (I.R.S. Employer
 of incorporation)            File Number)  Identification No.)


141 Union Boulevard, Suite 100
Lakewood, Colorado                                    80228
(Address of principal executive offices)            (Zip Code)

                         (303) 985-4665
      (Registrant's telephone number, including area code)

                           USMX, INC.

Item 5.  Other Events

     USMX, INC.

Item 5.  Other Events

     On January 3, 1997, USMX, Inc. (the "Company") or ("USMX") entered into a letter agreement in principle with Dakota to merge (the "Merger") with Dakota Mining Corporation ("Dakota"). Dakota is a Canadian federal corporation headquartered in Denver, Colorado, with interests in gold mines in the United States. Dakota is a publicly-held company; its shares are traded on the American Stock Exchange, The Toronto Stock Exchange and the Berlin Stock Exchange. It is intended that each holder of 1.10 outstanding shares of USMX common stock will receive one common share of Dakota in a tax-free reorganization to be effected as a reverse triangular merger whereby an indirect wholly-owned subsidiary of Dakota organized under Delaware law will merge with and into USMX. USMX would thus become an indirect wholly-owned subsidiary of Dakota at the effective time of the Merger. The Merger is subject to satisfactory completion of financing by Dakota as set forth below, approval by The Toronto Stock Exchange, stockholder and creditor approval, review by regulatory authorities, a definitive merger agreement and other conditions. The full text of the letter agreement is included as Exhibit 2 to this Report.

     Dakota has engaged three Canadian securities firms to conduct a "special warrants" financing of Cdn. $40 million on a "best effort" basis. The special warrants will be exerciseable into unsecured convertible debentures. A portion of the proceeds of the offering will be loaned by Dakota to USMX pending completion of the Merger, with the balance of the proceeds of the offering to be held in escrow pending consummation of the Merger. A substantial portion of the proceeds to be realized from the offering are expected to be used in connection with development of the Company's Illinois Creek Project in Alaska.

     The Company has prepared a revised development and operating plan (the "Plan") for the Illinois Creek Project. Based on the revised Plan, the Company anticipates that it will require additional funding of approximately $12.1 million to achieve production at the Illinois Creek Mine. The Company also presently estimates that several million dollars of additional funding will be required to comply with the financial covenants of the Project loan from N M Rothschild & Sons Limited ("Rothschild") and for general corporate purposes until the Illinois Creek Mine is generating cash flow, which the Company presently forecasts will occur in the fourth quarter of 1997.

     The current capital estimate, including pre-construction and acquisition costs, for the completion and start-up of the Illinois Creek Mine is $47.8 million. The increase is due to the delay in projected start-up from November 1996 to May 1997, increased capital costs and higher working capital requirements. The Company is not in compliance with several financial covenants in its credit agreements with Rothschild and is in discussions with Rothschild to extend a waiver of compliance until the merger with Dakota is consummated. The consent of Rothschild is a condition to consummation of the Merger.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits.

     2. Letter agreement in principle regarding proposed business combination of USMX, Inc. and Dakota Mining Corporation, dated January 3, 1997.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             USMX, INC.
                         (Registrant)


Date:  January 13, 1997   By: /s/ Donald P. Bellum
                              ---------------------------
                              Donald P. Bellum, President